 News
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314.854.4093
Brown Shoe Reports Increased Net Earnings for 3rd Quarter 2003;
Strong Back-To-School at Famous Footwear Combines with Strength in Branded Wholesale Businesses

            ST. LOUIS, November 19, 2003 -- Brown Shoe Company, Inc. (NYSE:BWS) today reported net earnings of $21,200,000 for the third fiscal quarter ended November 1, 2003, versus $21,022,000 for the year-ago quarter, a 0.8 percent increase. Earnings per diluted share were $1.13 on 18.7 million shares, versus $1.18 last year on 17.8 million shares, exceeding previously announced expectations of $1.00-$1.10 per share.

            Consolidated net sales for the quarter increased 1.5 percent to $493,433,000 versus $486,318,000 for the year-ago quarter.

            "We are pleased to report improved earnings and increased sales, driven by higher operating earnings at our Famous Footwear and Wholesale business segments," said Brown Shoe Chairman and CEO Ron Fromm. "Both segments exceeded plan, a true testament to the value of the increased investments we've made in growing consumer preference. In fact, we believe that Famous Footwear's strong back-to-school season indicates its brand-name, fashion-value merchandise assortments and new marketing direction are 'on target,' and succeeding in improving the shopping experience for our customers. Within our Wholesale segment, Naturalizer and LifeStride performed exceptionally in what remains a very tough consumer environment."

            Brown Shoe continues to employ strict inventory metrics to drive product freshness and velocity. While inventory levels at quarter-end were $377 million, a 1.3 percent reduction versus year-ago levels of $381 million, gross margin rates increased to 41.5 percent from 40.8 percent. At the same time, total debt has been lowered to $119 million at quarter-end this year, versus $160 million at the same point last year, and interest costs were reduced by $584,000, to $2.26 million, versus $2.84 million in the year-ago period.

Third Quarter Retail Results

            As previously reported, sales at Famous Footwear, the Company's 908-store family footwear chain, increased 2.4 percent to $301,588,000 for the quarter versus $294,535,000 for the year-ago period. Operating earnings for Famous Footwear were up 3.7 percent to $23,427,000 versus $22,585,000 for the year-ago quarter. Same-store sales were up 0.7 percent for the quarter. This improvement was due to increased customer purchase ratios and higher margins throughout the important back-to-school period.

            Third quarter sales for the company's 383 Naturalizer stores in the U.S. and Canada were $49,789,000 versus $49,898,000 for the year-ago period, on an average store base of 23 fewer stores. During the quarter, the division had an operating loss of $166,000, compared to operating earnings of $1,535,000 for the year-ago quarter, primarily due to lower than planned same-store sales. Same-store sales were up 1.9 percent for stores in the U.S., and down 6.2 percent in Canada.

            Earlier this year, Brown Shoe announced it had consolidated management of its Canadian Naturalizer Retail and Canadian Wholesale operations. Its Naturalizer brand, which traditionally had been very strong in Canada, was not keeping pace with younger brands. "We continue to progress in our efforts to reposition the brand and introduce U.S.-designed product into the Canadian Naturalizer stores," Fromm continued. "This work is underway and we are looking for improved results next year."

Third Quarter Wholesale Results

            Wholesale sales for the quarter were $140,062,000, down 0.5 percent versus $140,796,000 last year. Sales gains at Naturalizer, LifeStride, Dr. Scholl's and the Carlos by Carlos Santana brands, were offset by declines in private label business at the mass merchandise channel.

            Operating earnings for the Wholesale businesses were $15,421,000 compared to $11,712,000 for the prior-year quarter, a 31.7 percent gain, as a result of slightly improved margins and good expense controls.

            "Our flagship Naturalizer brand had a 2.9 percent increase in wholesale sales for the quarter, achieving good retail sell-through rates with our tailored, detailed dress and tall-shaft boot styles. LifeStride was up 18.3 percent, with strong sell-throughs in dress, tailored and boots. Year-to-date, both brands gained market share in U.S. department stores versus last year according to NPD Group data. Further, while unfilled orders for the entire Wholesale division are running down 1 percent versus last year, orders for Naturalizer and LifeStride are up by 7 percent and 16 percent respectively," Fromm said.

Nine Months Results

            For the first nine months of 2003, consolidated net earnings were up 16.6 percent, to $41,759,000 or $2.25 per diluted share, compared to $35,824,000 or $2.01 per diluted share, the year before. Sales increased 0.6 percent during the nine-month period to $1,398,261,000 compared to $1,389,311,000 last year.

            For the nine month period, sales at Famous Footwear decreased 0.2 percent to $831,634,000 from $832,896,000 for the year-ago period; decreased 4.7 percent at Naturalizer Retail (U.S. and Canada) to $142,296,000 versus $149,375,000, on a smaller store base; and increased 3.7 percent at Wholesale to $418,950,000 versus $403,824,000 for the first nine months of last year. Operating earnings for the nine months increased 16.6 percent to $46,914,000 at Famous Footwear versus $40,237,000 last year; increased 11.0 percent for Wholesale to $40,980,000 versus $36,932,000; and declined to a loss of $2,534,000 for Naturalizer Retail, which posted a gain of $246,000 for the first nine months of 2002.

            The Company also noted that it expects the trial for the Antolovich class action lawsuit regarding its Redfield site in Denver to conclude in late November or early December.

Forward-Looking Guidance:

            With respect to forward-looking guidance for fiscal 2003, Brown Shoe reiterates its earnings per share estimate of $2.75, which compares favorably to fiscal 2002 earnings per share of $2.52. Therefore, the Company estimates diluted earnings per share for the fourth quarter will be $0.50 versus $0.51 for the year-ago quarter.

            This guidance is predicated upon a slightly positive same-store sales retail performance for the fourth quarter of 2003, as soft sales and the promotional marketplace of October are anticipated to continue. The Company also estimates its Wholesale operating earnings will be flat in the fourth quarter, as difficult comparisons exist versus the fourth quarter of 2002, when concerns about labor issues at West Coast Ports caused some retailers to shift certain spring 2003 receipts into fourth quarter 2002.

Third Quarter Earnings and Conference Call

            Brown Shoe will hold a conference call to discuss these results today at9:00 a.m. EST. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at http://www.companyboardroom.com. At the website, click on the Individual Investor Center to locate the broadcast. Or go directly to: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BWS&script=1010&item.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation including the Antolovich class action lawsuit; (iii) intense competition within the footwear industry; and (iv) and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Net Sales	$493,433	$486,318	$1,398,261	$1,389,311
Cost of Goods Sold	288,721	287,681	820,557	832,231

Gross Profit	204,712	198,637	577,704	557,080

Selling & Administrative Expenses	172,278	167,123	511,317	497,786

Operating Earnings	32,434	31,514	66,387	59,294

Interest Expense	2,256	2,840	7,679	9,506
Interest Income	(118)	(128)	(318)	(275)

Earnings Before Income Taxes	30,296	28,802	59,026	50,063

Income Tax Provision	9,096	7,780	17,267	14,239

NET EARNINGS	$21,200	$21,022	$41,759	$35,824

Basic Net Earnings per Common Share	$1.19	$1.21	$2.37	$2.06

Diluted Net Earnings per Common Share	$1.13	$1.18	$2.25	$2.01

Basic Number of Shares	17,761	17,394	17,634	17,349

Diluted Number of Shares	18,698	17,793	18,534	17,866

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
	November 1, 2003	November 2, 2002
ASSETS

Cash and Cash Investments	$52,750	$35,192
Receivables, Net	64,534	65,400
Inventories, Net	376,602	381,444
Other Current Assets	24,717	32,226

Total Current Assets	518,603	514,262

Property, Plant and Equipment - Net	84,807	81,818
Other Assets	104,491	102,012

	$707,901	$698,092

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$16,000	$37,000
Trade Accounts Payable	107,894	112,928
Accrued Expenses	93,613	97,296
Income Taxes	14,272	8,950
Current Maturities of Long-Term Debt	500	20,000

Total Current Liabilities	232,279	276,174

Long-Term Debt and Capitalized Leases	102,994	103,492
Other Liabilities	28,323	31,216
Shareholders' Equity	344,305	287,210

	$707,901	$698,092

BROWN SHOE COMPANY, INC.
CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)

	Thirty-nine Weeks Ended

	November 1, 2003	November 2, 2002

OPERATING ACTIVITIES:
Net earnings	$41,759	$35,824
Adjustments to reconcile net earnings to net cash
Provided (used) by operating activities:
Depreciation and amortization	19,657	17,803
Changes in operating assets and liabilities:
Receivables	17,952	2,905
Inventories	15,982	14,783
Prepaid expenses and other current assets	(3,739)	7,012
Trade payables and accrued expenses	(28,503)	3,343
Income taxes	8,920	8,400
Other, net	3,564	(2,902)

Net cash provided by operating activities	75,592	87,168

INVESTING ACTIVITIES:
Capital expenditures	(21,668)	(15,097)
Other	368	130

Net cash used by investing activities	(21,300)	(14,967)

FINANCING ACTIVITIES:
Decrease in short-term notes payable	(13,000)	(27,250)
Debt issuance costs	-	(265)
Repayments of long-term debt	(20,000)	(28,550)
Proceeds from stock options exercised	4,696	1,624
Dividends paid	(5,359)	(5,280)

Net cash used by financing activities	(33,663)	(59,721)

Increase in cash and cash equivalents	20,629	12,480

Cash and cash equivalents at beginning of year	32,121	22,712

Cash and cash equivalents at end of period	$52,750	$35,192

Note: Certain prior period amounts have been reclassified in the Consolidated Statements of Earnings, Balance Sheets and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.